UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 12, 2015

OTTER TAIL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-53713	27-0383995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN 56538-0496

(Address of principal executive offices, including zip code)

(866) 410-8780

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 12, 2015, Otter Tail Power Company (the “OTP”), a wholly owned subsidiary of Otter Tail Corporation (the “Company”), and Montana-Dakota Utilities Co. (“MDU”), a division of MDU Resources Group, Inc., entered into a Project Ownership Agreement (the “Agreement”) with respect to a planned 345 kilovolt transmission line that will extend 160 to 170 miles between a planned substation near Big Stone City, South Dakota and a planned substation near Ellendale, North Dakota, and certain related capital improvements, upgrades, real property and other property (the “Project”). The Project is one of 16 multi-value projects approved by the Midcontinent Independent System Operator (“MISO”) on November 8, 2011. As part of the approval of the Project, OTP and MDU were designated as the MISO transmission owners responsible for the construction and ownership of the Project. Pursuant to the terms of the Agreement, OTP and MDU each own the Project as tenants-in-common with undivided ownership interests; however, the substations near Big Stone City and Ellendale are solely owned by OTP and MDU, respectively. The Project will be managed by a management committee comprised of a representative appointed by each of OTP and MDU, so long as such party remains an owner of the Project. OTP and MDU each grants to the other party the right to connect to, and transmit energy through, its respective substation. OTP anticipates that its 50% share of the total Project construction costs, exclusive of development costs and substation upgrade costs to be incurred by OTP, will be approximately $184,000,000. OTP will manage construction of the Project pursuant to a Construction Management Agreement, dated June 12, 2015, between OTP and MDU, while MDU will be responsible for the day-to-day, maintenance, restoration, repair and other services pursuant to an Operation and Maintenance Agreement, dated June 12, 2015, between OTP and MDU.

The parties have agreed to customary representations, covenants, limited indemnities and limits on transfers of ownership interests in the Agreement. The Agreement terminates by mutual agreement of the parties, or by the management committee after the Project has been terminated or permanently decommissioned and disconnected from the transmission grid and all remaining obligations have been disposed of.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTTER TAIL CORPORATION

Date: June 15, 2015	By:	/s/ George A. Koeck
George A. Koeck
General Counsel and Corporate Secretary